Exhibit 10.70

Employment Agreement

as of	11 March 2026

between	NAIE Natural Alternatives International Europe SA Centro Galleria 1, 6928 Manno Switzerland
referred to as: "Employer"

and	Mark LeDoux 64 Dow Road, Hollis NH 03049 Unites States of America
referred to as: "Employee"

concerning	Employment as Managing Director

Employment Agreement

1	Function, Scope and Duties of Employment

Employee takes on the position and function of Managing Director of Employer.

The normal place of work is Manno.

The Employee shall take on the duties and obligations that are usually involved with his function in accordance with the terms and conditions of this Employment Agreement (“Agreement”), with the Articles of Association of Employer, with the law and with the instructions and directives of the Board of Directors of Employer. As general directives apply, unless otherwise stated in the present Employment Agreement, the organizational regulation of Employer as well as directives and instructions of Employer and/or its parent company Natural Alternatives International, Inc. (“NAI”).

The duties and responsibilities of the Employee include in particular:

a)	analyzing and enhancing collaboration between Employer and local, regional, and international commercial partners;

b)	attracting companies based outside of the United States to have their products manufactured by Employer;

c)	regular reporting to the Board of Directors of Employer with regard to potential commercial partners; and

d)	providing a liaison with the Board of Directors of NAI.

2	Start of Work, Employment Term

This Agreement is made with effect as of 1 May 2026, or the day of authorization from the Swiss Migration authority if subsequent to such date.

This Agreement is made for an indefinite period. There is no probation period. It may be terminated by either party with 3 months’ notice, as per the end of each month.

3	Salary, Bonus

The Employee shall be entitled to a fixed gross salary of CHF 170’000 per year, payable after deduction of the Employee's contributions to the social insurances and pensions scheme under applicable laws and regulations, in twelve identical installments at the end of each calendar month, and an additional identical installment at the end of December. For the first year the thirteenth installment is payable pro rata temporis.

Employment Agreement

In addition to the fixed salary, Employer may pay to the Employee at the discretion of the Board of Directors a bonus if certain goals are reached.

Any bonus shall be payable after deduction of the Employee's contributions to the social insurances and pensions scheme under applicable laws and regulations.

4	D&O-Insurance

Employer will arrange insurance cover for the Employee against directors' and officers' liability arising out of his activities at a level which is customary in the industry.

5	Vacation

The Employee shall be entitled to 25 days’ vacation per calendar year. The Employee shall determine the time of vacation in accordance with his duties.

6	Confidentiality

The Employee shall treat as confidential and not disclose to others or take or use for the Employee’s own purposes or for the purposes of others, any business matters of Employer and/or NAI Group.

Business matters as referred to above include manufacturing secrets, business secrets and all other facts that are relevant for the business and not known to the public and either of a confidential nature (such as addresses of employees, suppliers and customers, agreements and their terms and conditions, accounting figures and balance sheet figures, etc.) or have been indicated to the Employee as being confidential.

This confidentiality obligation will remain effective after the termination of this Agreement without limitation and irrespective of the cause of termination.

The Employee must keep in safe custody any documentation on business matters of Employer and/or NAI Group and shall surrender it to Employer upon first request, at the latest at the end of this Agreement, and without keeping any copies. Wherever copies cannot be surrendered to Employer (e.g. digital copies, data carriers or the like) such copies must be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested by Employer.

7	Amendments, Applicable Law and Jurisdiction

No oral agreements exist in addition to this Agreement. Any amendments or additions to this Agreement must be in writing.

Should any one or more provisions of this Agreement be or become invalid, the other provisions shall not be affected. Invalid provisions shall be substituted with provisions which are most closely in line with the intended purpose.

This Agreement shall be governed by the laws of Switzerland. Any disputes arising out of this Agreement shall be submitted to the courts at the domicile or seat of the defendant or at the place where the Employee usually carries out his work.

signatures on the following page

Employment Agreement

Employer:

NAIE Natural Alternatives International Europe SA

3/18/2026	___/s/__Daniele Lardi___ __/s/_Fausto Petrini__
Place, Date	Daniele Lardi Fausto Petrini

Employee:

3/18/2026 Place, Date	______/s/__Mark LeDoux_______ Mark LeDoux

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